As filed with the Securities and Exchange Commission on July 27, 2000
                                                      Registration No. 333-89773

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------
                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1

                                   ON FORM F-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             COMMTOUCH SOFTWARE LTD.
             (Exact name of Registrant as specified in its charter)

                Israel                             7389                                  Not Applicable
   (State or other jurisdiction of        (Primary Standard Industrial                  (I.R.S. Employer
   incorporation or organization)         Classification Code Number)                   Identification No.)


                                6 Hazoran Street
                      Poleg Industrial Park, P.O. Box 8511
                              Netanya 42504, Israel
                               011-972-9-863-6888
   (Address and telephone number of Registrant's principal executive offices)


                               c/o Commtouch Inc.
                   James E. Collins, Chief Financial Officer
                         3945 Freedom Circle, Suite 400
                          Santa Clara, California 95054
                                 (408) 653-4330

   (Name, address and telephone number of agent for service) (See explanatory note)


                                   Copies to:
   Lior O. Nuchi                 Aaron M. Lampert             Keith Dolliver                    Francis J. Feeney, Jr.
  Venrice R. Palmer               Noga Devesceri              Spira Microsoft                Corporation David M. Barbash
Irene Song Sharkansky         Naschitz, Brandes & Co.        One Microsoft Way               Hutchins, Wheeler & Dittmar
  McCutchen, Doyle,              5 Tuval Street              Redmond, WA 98052                A Professional Corporation
Brown & Enersen,  LLP         Tel Aviv 67897 Israel                                               101 Federal Street
  3150 Porter Drive                                                                          Boston, Massachusetts 02110
Palo Alto, CA 94304

        Approximate date of commencement of proposed sale to the public:
      From time to time after the Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                Explanatory Note

After July 31, 2000, the address of the agent for service will be:


                               c/o Commtouch Inc.
                    James E. Collins, Chief Financial Officer
                               2029 Stierlin Court
                      Mountain View, California 94043-4655

Commtouch Software Ltd.

2,052,051 Ordinary Shares
Warrant to Purchase 1,136,000 Ordinary Shares
1,136,000 Ordinary Shares Issuable Upon Exercise of Warrant

[GRAPHIC OMITTED]



--------------------------------------------------------------------------------

    As we described further below under "Plan of Distribution," Go2Net, Inc., Vulcan Ventures Incorporated and Microsoft Corporation, the Selling Securityholders identified in this prospectus, are selling up to 2,052,051 of our ordinary shares. Go2Net is also selling a warrant and 1,136,000 ordinary shares which may be acquired upon exercise of the warrant. These securities may be offered from time to time by the Selling Securityholders through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. The Selling Securityholders will receive all of the proceeds from this offering and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the securities. We will pay the expenses of registration of this offering. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    The  ordinary   shares  and  warrant  are  being   offered  by  the  Selling
Securityholders subject to prior sale and subject to their right to reject offers in whole or in part and to certain other conditions.

    Our ordinary shares are currently traded on the Nasdaq National Market under the symbol "CTCH." On July 24, 2000, the last reported sales price of an ordinary share on the Nasdaq National Market was $24.44 per share.

    The Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act and any profits realized by them may be deemed to be underwriting commissions. Any broker-dealers that participate in the distribution of ordinary shares or the warrant also may be deemed to be "underwriters," as defined in the Securities Act, and any commissions or discounts paid to them, or any profits realized by them upon the resale of any securities purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Securities Act. The sale of the ordinary shares and the warrant is subject to the prospectus delivery requirements of the Securities Act.

    The ordinary shares and the warrant offered hereby have been registered pursuant to registration rights granted to the Selling Securityholders by the Company.

    Our initial public offering occurred on July 16, 1999.
--------------------------------------------------------------------------------
     This investment involves risk. See "Risk Factors" beginning on page 3.
--------------------------------------------------------------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF ANYONE'S INVESTMENT IN THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is       , 2000

                                TABLE OF CONTENTS


                                                                            Page
                                                                           -----
Summary ....................................................................   1
Risk Factors ...............................................................   3
Use of Proceeds ............................................................  13
Selling Securityholders ....................................................  14
Description of Share Capital ...............................................  15
Shares Eligible for Future Sale ............................................  21
Plan of Distribution .......................................................  22
Legal Matters ..............................................................  23
Experts ....................................................................  23
Where You Can Find More Information ........................................  23
Information Incorporated by Reference ......................................  24
Enforceability of Civil Liabilities ........................................  25



                         -------------------------------

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

--------------------------------------------------------------------------------

                                     SUMMARY

This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, the financial statements and the other information incorporated by reference into this prospectus.

Unless otherwise indicated, all references in this prospectus to "Commtouch," "the Company," "we," "us" or "our" are to Commtouch Software Ltd. or its wholly-owned subsidiaries, Commtouch Inc. and Commtouch (UK) Ltd. Except as set forth in the Consolidated Financial Statements and the Notes thereto incorporated by reference herein, or as otherwise indicated, all information in this prospectus assumes the issuance of 368,270 ordinary shares upon the assumed net exercise at an assumed share price of $18.94 per share of an in-the-money warrant to purchase 1,136,000 ordinary shares issued to Go2Net, Inc. at an exercise price of $12.80 per share.



Commtouch

We are a leading global provider of outsourced integrated Web-based email and messaging solutions to businesses. Our solutions are flexible, highly customizable and enable us to satisfy the unique email and messaging needs of our customers worldwide. Our customers are large and small businesses who offer our Web-based email through their websites to their end users and employees.

Email is one of the most widely used applications on the Internet and has become a primary platform for business and personal communication. According to Forrester Research, over 80% of Internet users access their email while online, making this activity the most popular use of the Internet. International Data Corporation estimates that at the end of 1999 there were over 180 million emailboxes in the United States and over 130 million outside of the United States. IDC projects that by the end of 2003, these numbers will increase to over 280 million emailboxes in the United States and over 305 million emailboxes outside the United States.

As of December 31, 1999, we had over 250 global customers. Through our customers' sites we serve approximately 8.4 million active emailboxes. We also serve over 1.0 million active emailboxes to small businesses and websites through our ZapZone Network. Our comprehensive Web-based email and messaging solutions offer the following benefits:

* Extensive email features. Our services are easy to use, and include a broad set of email capabilities, including a highly integrated contact book and calendar.

* Ability to support hundreds of millions of emailboxes. Our system architecture and software platform have been designed to support hundreds of millions of emailboxes across millions of domains while maintaining a highly reliable service.

* Customization. Our customers use our proprietary customization tool to make the look and feel of their Web-based email interface consistent with their own brand image.

* Rapidly deployable and cost-effective solutions. Our solutions can be quickly implemented and can save our customers the significant costs of developing and maintaining an email service in-house.

* Extensive language capabilities. Our email services are available in 18 languages. Additionally, we can support more than one language on any of our customers' websites.

* Increased website usage. We believe that our services increase the frequency and duration of users' visits to our customers' websites.

--------------------------------------------------------------------------------
                                        1

--------------------------------------------------------------------------------

* Online marketing capabilities. Our customers and third parties selling goods and services online can leverage our services and the demographic information of our end users to conduct one-to-one direct marketing and targeted advertising campaigns.

Office Location

Our principal executive offices are located at 6 Hazoran Street, Poleg Industrial Park, Netanya 42504, Israel, where our telephone number is 011-972-9-863-6888, and 3945 Freedom Circle, Suite #400, Santa Clara, California 95054, where our telephone number is (408) 653-4330. Our website addresses are www.commtouch.com and www.zzn.com. The information contained on our websites is not a part of this prospectus.

The Offering
Ordinary shares offered ................................   2,052,051 shares

Warrant to purchase shares .............................   1,136,000 shares

Shares available on exercise of warrant ................   1,136,000

Ordinary shares outstanding after the offering .........   16,415,069 shares

Use of proceeds ........................................   We will not receive any of the proceeds
                                                           from the sale of the shares or the warrant
                                                           by the Selling Securityholders in this
                                                           offering.

NASDAQ National Market Symbol ..........................   CTCH

------------

Except as set forth in the Consolidated Financial Statements and the Notes thereto incorporated by reference in this prospectus and as otherwise specified, all information in this prospectus is based on the number of shares outstanding as of May 31, 2000, and:

    * assumes the issuance of 368,270 ordinary shares upon the assumed net exercise at an assumed share price of $18.94 per share of the in-the-money warrant to purchase 1,136,000 ordinary shares issued to Go2Net, at an exercise price of $12.80 per share;

    * assumes the issuance of 397,580 ordinary shares issuable upon exercise of options granted to executive officers and directors within 60 days of May 31, 2000 at a weighted average exercise price of $24.20 per share.

    * with respect to financial information, is reported in U.S. dollars; and does not include:

    * 2,042,261 ordinary shares issuable to employees and consultants upon exercise of outstanding options under our stock option plans and stock option agreements as of May 31, 2000 at a weighted average exercise price of $22.57 per share; and

    * 2,022,684 ordinary shares available for future grant or issuance under our stock option and stock purchase plans as of May 31, 2000.



--------------------------------------------------------------------------------
                                        2

                                  RISK FACTORS



You should carefully consider the following risk factors before you decide to buy our ordinary shares. You should also consider the other information in and incorporated by reference into this prospectus. If any of the following risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our ordinary shares to decline, and you could lose part or all of your investment.

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, beliefs, expectations and intentions. In some cases, you can identify forward-looking statements by our use of words such as "expects," "anticipates," "believes," "intends," "plans," "seeks" and "estimates" and similar expressions. You will find forward-looking statements under the captions "Summary," "Risk Factors," "Use of Proceeds," and elsewhere in this prospectus and the information incorporated by reference into this prospectus. Our actual results, levels of activity, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus and the information incorporated by reference into this prospectus.


Risks Relating to the Company

Because we have a limited operating history as a Web-based email service provider, it is difficult to evaluate our business and prospects.

We commenced operations in 1991, but we began commercially selling Web-based email services only in 1998 after changing our strategic focus from the sale and service of stand-alone email client software products for mainframe and personal computers. This change required us to adjust our business processes and to restructure Commtouch to become a Web-based email service provider. Therefore, we have only a limited operating history as a provider of Web-based email services upon which you can evaluate our business and prospects.

We have a history of losses and may never achieve profitability.

We incurred net losses of approximately $3.5 million in 1997, $4.4 million in 1998 and $19.9 million in 1999. As of December 31, 1999, we had an accumulated deficit of approximately $31.5 million. We have not achieved profitability in any period, and we expect to continue to incur net losses for the foreseeable future.

We have invested heavily in technology and infrastructure development. We expect to continue to spend substantial financial and other resources on developing and introducing new service offerings and expanding our sales and marketing organizations, strategic relationships and operating infrastructure. We expect that our expenses will continue to increase in absolute dollars. If our revenues do not correspondingly increase, our operating results and financial condition will be negatively affected. We may never attain sufficient revenues to achieve profitability. If we do achieve profitability, we may not sustain or increase profitability in the future. This may, in turn, cause our stock price to decline.

Our future email services revenues are unpredictable and our quarterly operating results may fluctuate and fluctuations could adversely affect the value of your investment.

Because we have a limited operating history in the provision of Web-based email services and because of the emerging nature of the markets in which we compete, our revenue is unpredictable. Our current and future expense levels are to a large extent fixed. We may be unable to adjust spending quickly to compensate for any revenue shortfall, and any significant revenue shortfall would have an immediate negative effect on our results of operations and stock price.

A number of factors, many of which are enumerated in this "Risk Factors" section, are likely to cause fluctuations in our operating results. Other factors which may cause such fluctuations include:

    * the size, timing and fulfillment of orders for our email services;

    * the receipt or payment of irregular or nonrecurring revenues or expenses;

    * our mix of service offerings, including our ability to successfully implement new services;

    * pricing of our services; and

    * effectiveness of our customer support.

Because of these factors, period-to-period comparisons of our operating results are not a good indication of our future performance. It is likely that our operating results in some quarters will be below market expectations.

We have recently changed our fee structure and cannot predict the effect this change will have on our future revenues.

In recent months we have moved from a pricing strategy based primarily on a share of advertising revenues with a minimum annual service fee to one based primarily on charging a per-emailbox fee with a minimum annual commitment fee. While we believe that this new fee structure will result in a higher and more predictable revenue stream compared with one based on a share of advertising revenues, we cannot predict whether this new pricing strategy will in fact be successful in generating higher and more predictable revenues. We may need to change our pricing strategy again from time to time.

If the market for our Web-based email services does not grow rapidly, we will fail to generate revenues.

Our success will depend on the widespread acceptance and use of Web-based email by our customers as a means to increase the value of their services or as a means of communication. The market for Web-based email services is new and rapidly evolving. We cannot estimate the size or growth rate of the potential market for our service offerings. If the market for Web-based email fails to grow or grows more slowly than we currently anticipate, our business will suffer dramatically. Even if that market grows, our service may not achieve broad market acceptance. Since we have only recently introduced our services, we do not have sufficient experience to evaluate whether they will achieve broad market acceptance. Also, because all of our revenue is derived directly or indirectly from our Web-based email solutions, if that market does not grow, our business will likely fail.

If we do not expand our sales and marketing organization we will not be able to increase our revenues.

Our ability to increase our revenues will depend on our ability to successfully expand our sales and marketing organization. The complexity of our Internet messaging services and the emerging nature of the Web-based email market require highly trained sales and marketing personnel to educate prospective customers regarding the use and benefits of our services. The majority of our sales and marketing personnel have only recently joined Commtouch and have limited experience working together. It will take time for these employees to learn how to market our solutions and to be integrated into our sales and marketing organization. Some of them may not succeed in making this transition. Additionally, we are planning to introduce additional services that we have no experience marketing and will rely on these services to produce a substantial portion of our revenues in the future. As a result of these factors, our sales and marketing organization may not be able to compete successfully against the bigger and more experienced sales and marketing organizations of our competitors.

Even if our email services are successful with our customers, we may not derive revenue from the users of the emailboxes, which would prevent our business from growing.

Even if our services are a success with our customers, we will not succeed if we do not derive revenue from the email users that our customers give us access to. We plan to derive revenue from these email users primarily by charging our customers per-emailbox fees for our email services, as well as by selling access to email users for direct marketing services and from the sale of advertisements that the email users will see. If one or more of these revenue sources is not successful, we will not succeed. To date, we have generated only limited revenue from these potential revenue sources and they may not be successful. Our existing and potential customers may not be willing to pay for our email services. Advertisers and direct marketers may not accept email as a means of placing advertisements and conducting direct marketing and email users may not want to receive direct marketing materials.

Our ability to generate revenues from the emailbox base that our customers bring to us also depends on the emailboxes being used on a regular basis. On an ongoing basis, many of our end users will not regularly use their emailboxes, and a significant number will cease using our services each month. Accordingly, there may be no relationship between the number of active emailboxes and our revenues.

We have a strategic relationship with Go2Net pursuant to which we issued a warrant to Go2Net that diluted our shareholders, but we may not realize substantial revenues or other business benefits from this or any similar transaction.

We entered into a strategic relationship with Go2Net simultaneously with the closing of our initial public offering. Our Customized Web-Based Email Service Agreement with Go2Net provides that we share revenues from advertising and premium services offered to Go2Net's end users through our email service. The terms of this agreement are substantially the same as our commercial agreements with other customers except that we have agreed that Go2Net will receive a materially greater portion of advertising revenues than other customers receive under other similar agreements. As part of this transaction, we issued to Go2Net a warrant to purchase up to 1,136,000 ordinary shares at an exercise price of $12.80 per share. This warrant is exercisable at any time until it expires on July 16, 2004. We agreed to register these shares, the warrant and the shares issuable upon exercise of the warrant with the Securities and Exchange Commission and the registration statement relating to those securities became effective on January 7, 2000. Exercise of the warrant will cause existing investors significant dilution. However, we may not realize any revenues or any other business benefits from this strategic relationship with Go2Net because we and Go2Net may not be able to sell significant amounts of advertising and premium Web-based email services to Go2Net's end users. In the future, we may have to issue in-the-money warrants to acquire our ordinary shares to customers who provide us with a large base of potential end users. We may also have to provide these customers with more favorable commercial terms than we have previously provided to our customers. The issuance of in-the-money warrants and the grant of more favorable terms to customers may further dilute our shareholders, increase our operating loss in the future and cause our stock price to fall.

We entered into an email services agreement with Microsoft Corporation in connection with which we issued a warrant to Microsoft that diluted our shareholders, but we may not realize substantial revenues or other business benefits from this transaction.

We entered into an Email Services Agreement dated October 26, 1999 with Microsoft Corporation. Under this agreement, Commtouch will, at Microsoft's option, customize, host and maintain email services for Microsoft websites in the U.S. and internationally. Microsoft will pay one-time fees for the set-up and customization of the email service for each website with respect to which Microsoft chooses to use our services, as well as quarterly service fees for the email service based on the number of mailboxes hosted. The term of the agreement shall continue for 12 months after the first commercial distribution date of the email service and Microsoft may extend the initial term on a quarterly or annual basis upon 60 days prior written notice. The agreement may be terminated by Microsoft for convenience upon 90 days' prior written notice, or by either party upon a material breach by the other party upon the terms specified in the agreement. In connection with the agreement, Commtouch issued to Microsoft a warrant, exercisable until December 29, 1999, to purchase 707,965 of Commtouch's ordinary shares at an exercise price of $28.25 per share for an aggregate exercise price of approximately $20.0 million. On December 29, 1999, Microsoft exercised the warrant and now holds 707,965 ordinary shares. We agreed to register these shares with the Commission. The registration became effective on January 7, 2000. However, we may not realize any revenues or any other business benefits from this transaction because Microsoft is not obligated to use our services with respect to any website and has not agreed to provide us with any other business benefits.

We depend on our customer relationships, which are based on relatively short term, nonexclusive agreements, and the loss of one or more customers could harm our business.

Our ability to increase revenues depends upon successful marketing of our services through new and existing customers. Our agreements with our customers generally can be terminated for any or for no reason after the first year. The agreements with our customers are non-exclusive and do not restrict them from introducing competing services. Also, some of our relationships allow termination earlier than one year. Loss of one or a few key customers could damage our reputation and hurt our ability to develop new relationships. If we fail to develop new relationships or if our customers terminate or do not renew their contracts with us, our business will suffer, as we will lose potential revenue from the lost customers and from their underlying base of email users. One customer, Excite, accounted for 54% of our revenues in 1998. Revenues from MyPoints, a permission based email service company, represented 11% of our revenues in 1999. Customers may provide us with a large number of users but pay a relatively small minimum annual service fee.

We have many established competitors who are offering the same or similar services and we will not be able to compete effectively against them if they provide superior services at better prices.

The market for Web-based email services is intensely competitive and we expect it to be increasingly competitive. Increased competition could result in pricing pressures, reduced operating margins and loss of market share, any of which could cause our business to suffer.

In the market for email and messaging services, we compete directly with Web-based email service providers, including Critical Path, Mail.com and USA.NET, as well as with companies that develop and maintain in-house email solutions. In addition, companies such as Software.com currently offer email software products to ISPs, web hosting companies, web portals and corporations. Furthermore, numerous small-scale email providers offer low-cost basic services, but without scalable systems or value-added functionality. These and other companies could potentially leverage their existing capabilities and relationships to enter the email service industry by redesigning their system architecture, pricing and marketing strategies to sell through to the entire market. The ability of these competitors to offer a broader suite of complementary services may give them a considerable advantage over us. In the future, ISPs, web hosting companies and outsourced application companies may broaden their service offerings to include outsourced email.

Our market's level of competition is likely to increase as current competitors increase the sophistication of their offerings and as new participants enter the market. In the future, as we expand our service offerings, we may encounter increased competition in the development and delivery of these services. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships on more favorable terms. Further, certain of our competitors may offer services at or below cost. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. We may not be able to compete successfully against current and future competitors and increased competition may result in reduced operating margins and loss of market share.

We are experiencing rapid internal growth which has and likely will strain our management resources.

We recently began to expand our operations rapidly and intend to continue this expansion. The number of our employees increased from 45 on December 31, 1998 to 214 on December 31, 1999. This expansion has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. To manage any further growth, we will also need to improve or replace our existing operational, customer service and financial systems, procedures and controls.

The loss of our key employees would adversely affect our ability to manage our business, therefore causing our operating results to suffer and the value of your investment to decline.

Our success depends on the skills, experience and performance of our senior management and other key personnel, many of whom have worked together for only a short period of time. The loss of the services of any of our senior management or other key personnel, including Gideon Mantel, our Chief Executive Officer, Isabel Maxwell, the President of our United States subsidiary, and Amir Lev, our President and Chief Technical Officer, could materially and adversely affect our business. We do not have employment agreements with any of our senior management or other key personnel. We cannot prevent them from leaving at any time. We do not maintain key-person life insurance policies on any of our employees.

Because our business is based on communications and messaging services, we are susceptible to system interruptions and capacity constraints, which could harm our business and reputation.

Our ability to successfully receive and send our end users' email messages and provide acceptable levels of service largely depends on the efficient and uninterrupted operation of our computer and communications hardware and network systems and those of our outsourced hosting service. In addition, the growth in the use of the Internet has caused frequent interruptions and delays in accessing the Internet and transmitting data over the Internet. We do not possess insurance to cover losses caused by unplanned system interruptions and software defects. In the past, we have experienced some interruptions in our email service. We believe that these interruptions will continue to occur from time to time. These interruptions may be due to hardware failures, unsolicited bulk email (also known as "spam"), operating system failures, inadequate Internet infrastructure capacity, and other mechanical and human causes. We expect to experience occasional, temporary capacity constraints due to sharply increased traffic, which may cause unanticipated system disruptions, slower response times, impaired quality and degradation in levels of customer service. If we experience frequent or long system interruptions that reduce our ability to provide email services, we may have fewer users of our email services. In addition, we have entered into service agreements with some of our customers that require minimum performance standards. If we fail to meet these standards, our customers could terminate their relationships with us.

We must continue to expand and adapt our network infrastructure to changing requirements and increasing numbers of end users. The expansion and adaptation of our network infrastructure will require substantial financial, operational and managerial resources. In addition, we depend on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion of the Internet. The ability of our network to continue to connect and manage an expanding number of customers, end users and messages at high transmission speeds is unproven and uncertain. We face risks related to our network's and the Internet's ability to operate with higher use levels while maintaining expected performance levels.

We are a relatively small competitor in the electronic  messaging  industry and, as  a  result,  we  may  not  have  the  resources  to  adapt  to  the  changing
technological   requirements  and  the  shifting  consumer  preferences  of  our industry.

The Internet messaging industry is characterized by rapid technological change, changes in end user requirements and preferences, and the emergence of new industry standards and practices that could render our existing services and proprietary technology obsolete. Our success depends, in part, on our ability to continually enhance our existing email and messaging services and to develop new services, functions and technology that address the increasingly sophisticated and varied needs of our prospective customers. The development of proprietary technology and necessary service enhancements entails significant technical and business risks and requires substantial expenditures and lead-time. We may not be able to keep pace with the latest technological developments. We may not be able to use new technologies effectively or adapt our services to customer or end user requirements or emerging industry standards. Also, in addition to addressing changing technologies and end user needs, we must also do so more quickly than our competition.

Our services may be adversely affected by software defects, which could cause our customers or end users to stop using our services.

Our service offerings depend on complex software. Complex software often contains defects, particularly when first introduced or when new versions are released. Although we conduct extensive testing, we may not discover software defects that affect our new or current services or enhancements until after they are deployed. Although we have not experienced any material software defects to date, it is possible that, despite testing by us, defects may exist in the software we use. These defects could cause service interruptions that could damage our reputation or increase our service costs, cause us to lose revenue, delay market acceptance or divert our development resources, any of which could cause our business to suffer. Some of our services are based on software provided by third parties. We have no control over the quality of such software.

We rely on the integrity of our network security, which may be susceptible to breaches that could harm our reputation and business.

A fundamental requirement for online communications is the secure transmission of confidential information over public networks. Third parties may attempt to breach our security or that of our customers. Despite our implementation of third party encryption technology and network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data. We may be liable to our customers and their end users for any breach in our security, including claims for impersonation or other similar fraud claims, as well as claims for other misuses of personal information, for example for unauthorized marketing purposes. Also, such a breach could harm our reputation and consequently our business. We may also be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach. Our failure to prevent security breaches could have a material adverse effect on our business and operating results.

In addition, the Federal Trade Commission and several states have been investigating some Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced, if our privacy practices are investigated or if our privacy policies are viewed unfavorably by users or potential users.

If we fail to adequately protect our intellectual property rights or face a claim of intellectual property infringement by a third party, we could lose our intellectual property rights or be liable for significant damages.

We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees and customers to protect our proprietary rights. Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. Although we have not filed any patent applications, we may seek to patent certain software or other technology in the future. Any such future patent applications may not be issued with the scope of the claims we seek, or at all. We cannot be certain that our software does not infringe issued patents that may relate to our software products. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our software products.

Despite our precautions, unauthorized third parties may copy certain portions of our technology or reverse engineer or obtain and use information that we regard as proprietary. End user license provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed program may be unenforceable under the laws of some jurisdictions and foreign countries. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology.

Our ZapZone Network service allows webmasters to select the email service name of their choice (although we reserve the right to eliminate their account or to change their email service name).

There is, therefore, the possibility that they will select email service names that may infringe the rights of others. We have received several complaints about ZapZone Network service webmasters' registered email service names and we have referred these complainants directly to the ZapZone Network service subscribers who are allegedly engaging in the infringing activities. However, these complainants may seek to enforce their rights against us in addition to, or instead of, the infringing webmasters.

We may have liability for email content and we may not have adequate liability insurance.

As a provider of email services, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials transmitted via email. We do not and cannot screen all of the content generated by end users, and we could be exposed to liability with respect to this content. Some foreign governments, such as the government of Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States. Although we carry general and professional liability insurance coverage, our insurance may not adequately protect us from such claims. Any imposition of liability, particularly liability that is not covered by insurance, or is in excess of insurance coverage, could damage our reputation and hurt our business and operating results, or could result in criminal penalties.

Governmental regulation and legal uncertainties could impair the growth of the Internet and decrease demand for our services or increase our cost of doing business.

There are currently few laws and regulations directly applicable to the Internet and commercial email services. However, a number of laws have been proposed involving the Internet, including laws addressing user privacy, pricing, content, copyright, antitrust, distribution and characteristics and quality of products and services. Further, the growth and development of the market for email may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business online. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. The adoption of additional laws or regulations, or the application of existing laws or regulations to the Internet, may impair the growth of the Internet or commercial online services. This could decrease the demand for our services and increase our cost of doing business, or otherwise harm our business and operating results.

Due to the global nature of the Web, it is possible that, although our transmissions currently originate in California, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The European Union recently adopted a directive addressing data privacy that may result in limits on the collection and use of user information.

On October 20, 1999, The Federal Trade Commission issued the final rule to implement the Children's Online Privacy Protection Act of 1998 ("COPPA"). The main goal of the COPPA and the rule is to protect the privacy of children using the Internet. As of April 21, 2000, certain commercial websites and online services directed to, or that knowingly collect information from, children must obtain parental consent before collecting, using, or disclosing personal information from children under 13. The COPPA regulations could reduce our ability to engage in direct marketing. The cost to the Company of complying with the new requirements is not known and such cost may have a material effect upon operating results or financial condition.

We may need additional capital and raising additional capital may dilute existing shareholders.

We believe that our existing capital resources will enable us to maintain our current and planned operations for at least the next 12 months. However, we may be required to raise additional funds due to unforeseen circumstances. If our capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated. Such financing may not be available in sufficient amounts or on terms acceptable to us and may cause dilution to existing shareholders. Also, we may raise additional capital in the future by issuing securities that have superior rights and preferences to our ordinary shares.

Purchasers of our ordinary shares may suffer immediate and substantial dilution.

The offering price of the shares may be substantially higher than the book value per share of our ordinary shares. Some elements of our market value do not originate from measurable transactions. Therefore, there is not a corresponding rise in "book," or historical cost accounting, value for our rise in market value, if any. Examples of these elements include the perceived growth prospects of our core commercial market, perceived growth prospects of our Web-based email services and our perceived competitive position within the market for Web-based email services. Purchasers of the ordinary shares or the warrant will experience immediate dilution to the extent the purchase price of the shares, or the exercise price of the warrant, is lower than the pro forma net tangible book value per share of ordinary shares. Purchasers may also experience additional dilution upon the exercise of outstanding stock options and warrants to purchase our ordinary shares.

Our directors, executive officers and principal shareholders will be able to exert significant influence over matters requiring shareholder approval and could delay or prevent a change of control.

Our directors and  affiliates of our directors,  our executive  officers and our shareholders  who  currently  own  over  five  percent  of our  ordinary  shares beneficially own approximately 30% of our outstanding ordinary shares. Immediately following the offering, they will own approximately 20% of our outstanding ordinary shares (whether or not the underwriters' overallotment option is exercised in full). If they vote together, these shareholders will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership could also delay or prevent a change in control of Commtouch.

Go2Net and Vulcan Ventures beneficially own approximately 15% of our outstanding ordinary shares (assuming exercise of the Go2Net warrant on a net exercise basis). Vulcan Ventures is a significant shareholder of Go2Net. Accordingly, Go2Net and Vulcan Ventures will be able to significantly influence and possibly exercise control over most matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control. Go2Net and Vulcan also have the right to name one director to our Board as long as they continue to hold at least 620,022 shares, including the shares issuable upon exercise of the Go2Net warrant. They have named Thomas Camp to the Board under this provision. In addition, conflicts of interest may arise as a consequence of Go2Net's control relationship with us, including:

    * conflicts between Go2Net and Vulcan Ventures, as significant shareholders, and our other shareholders, whose interests may differ with respect to, among other things, our strategic direction or significant corporate transactions;

    * conflicts related to corporate opportunities that could be pursued by us, on the one hand, or by Go2Net, on the other hand; or

    * conflicts related to existing or new contractual relationships between us, on the one hand, and Go2Net and its other affiliates, on the other hand.

Our business and operating results could suffer if we do not successfully address the risks inherent in the expansion of our international operations.

At present, we have sales offices in the United States, Israel and England. We intend to continue to expand into international markets and to spend significant financial and managerial resources to do so. We have limited experience in international operations and may not be able to compete effectively in international markets. The Company will face risks inherent in conducting business internationally, such as:

    * difficulties and costs of staffing and managing international operations;

    * fluctuations in currency exchange rates;

    * imposition of currency exchange controls;

    * differing technology standards;

    * export restrictions, including export controls relating to encryption technologies;

    * difficulties in collecting accounts receivable and longer collection periods;

    * unexpected changes in regulatory requirements;

    * political and economic instability;

    * potentially adverse tax consequences; and

    * potentially reduced protection for intellectual property rights.

Any of these factors could adversely affect the Company's international operations and, consequently, business and operating results. Specifically, failure to successfully manage international growth could result in higher operating costs than anticipated or could delay or preclude altogether the Company's ability to generate revenues in key international markets.

Substantial sales of our ordinary shares could adversely affect our stock price.

The sale, or availability for sale, of substantial quantities of our ordinary shares may have the effect of depressing its market price by potentially introducing a large number of sellers into the market. A large number of our ordinary shares are currently eligible for resale. In addition a significant number of shares will be eligible for resale at various dates in the future.See "Shares Eligible for Future Sale."


Risks Relating to Operations in Israel

We have important facilities and resources located in Israel, which has historically experienced severe economic instability and military and political unrest.

We are incorporated under the laws of the State of Israel. Our principal research and development facilities are located in Israel. Although substantially all of our sales currently are being made to customers outside Israel, we are nonetheless directly influenced by the political, economic and military conditions affecting Israel. Any major hostilities involving Israel, or the interruption or curtailment of trade between Israel and its present trading partners, could significantly harm our business, operating results and financial condition.

Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980's, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. In addition, Israel and companies doing business with Israel have been the subject of an economic boycott by the Arab countries since Israel's establishment. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or expansion of our business.

Since the establishment of the State of Israel in 1948, a state of hostility has existed, varying in degree and intensity, between Israel and the Arab countries. Although Israel has entered into various agreements with certain Arab countries and the Palestinian Authority, and various declarations have been signed in connection with efforts to resolve some of the economic and political problems in the Middle East, we cannot predict whether or in what manner these problems will be resolved.

Our results of operations may be negatively affected by the obligation of key personnel to perform military service.

In addition, certain of our officers and employees are currently obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called for active military duty at any time. Although Commtouch has operated effectively under these requirements since its inception, we cannot predict the effect of these obligations on Commtouch in the future. Our operations could be disrupted by the absence for a significant period of one or more of our officers or key employees due to military service.

Because a substantial portion of our revenues are generated in U.S. dollars, while a significant portion of our expenses are incurred in New Israeli Shekels, our results of operations may be adversely affected by inflation and currency fluctuations.

We generate a substantial portion of our revenues in U.S. dollars but incur a significant portion of our expenses, principally salaries and related personnel expenses, in New Israeli Shekels, commonly referred to as NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the dollar or that the timing of any devaluation may lag behind inflation in Israel. While in recent years the rate of devaluation of the NIS against the dollar has exceeded the rate of inflation, which is a reversal from prior years, we cannot be sure that this reversal will continue. If the dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected. Our operations also could be adversely affected if we are unable to guard against currency fluctuations in the future. Accordingly, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the dollar against the NIS. These measures, however, may not adequately protect us from material adverse effects due to the impact of inflation in Israel.

Israeli courts might not enforce judgments rendered outside of Israel and it might therefore be difficult for an investor to recover any judgment against any of our officers or directors resident in Israel.

We are organized under the laws of Israel, and we maintain significant operations in Israel. Certain of our officers and directors named in this prospectus reside outside of the United States. Therefore, you might not be able to enforce any judgment obtained in the U.S. against us or any of such persons. You might not be able to bring civil actions under U.S. securities laws if you file a lawsuit in Israel. However, we have been advised by our Israeli counsel that, subject to certain limitations, Israeli courts may enforce a final judgment of a U.S. court for liquidated amounts in civil matters after a hearing in Israel. We have appointed Commtouch Inc., our U.S. subsidiary, as our agent to receive service of process in any action against us arising out of this offering. We have not given our consent for our agent to accept service of process in connection with any other claim and it may therefore be difficult for an investor to effect service of process against us or any of our non-U.S. officers, directors and experts relating to any other claims. If a foreign judgment is enforced by an Israeli court, it will be payable in Israeli currency.

Provisions of Israeli law may delay, prevent or make difficult an acquisition of Commtouch, which could prevent a change of control and therefore depress the price of our stock.

Israeli corporate law regulates mergers, votes required to approve mergers and acquisitions of shares through tender offers, requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. Furthermore, Israel tax considerations may make potential transactions unappealing to us or to some of our shareholders.

The new Israeli Companies Law imposes substantial duties on shareholders and may cause uncertainties regarding corporate governance. The new Israeli Companies Law, which became effective on February 1, 2000, has brought about significant changes to Israeli corporate law. The new law includes provisions imposing substantial duties on certain controlling and non-controlling shareholders. In addition, there may be uncertainties regarding corporate governance in some areas. These uncertainties will persist until this new law has been adequately interpreted, and these uncertainties could inhibit takeover attempts or other transactions and inhibit other corporate decisions.


                                 USE OF PROCEEDS


We will not receive any proceeds from the sale of the shares or the warrant by the Selling Securityholders in this offering.

                             SELLING SECURITYHOLDERS

The following table presents information provided by the Selling Securityholders with respect to beneficial ownership of our ordinary shares as of May 31, 2000, and as adjusted to reflect the sale of the shares offered by this prospectus, by the Selling Securityholders.

The table includes all shares issuable within 60 days of May 31, 2000 upon the exercise of options, warrants and other rights beneficially owned by the indicated shareholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each shareholder is based on 16,415,069 ordinary shares outstanding as of May 31, 2000 (assuming in each case the issuance of 368,270 ordinary shares upon the assumed net exercise at an assumed share price of $18.94 per share of the in-the-money warrant to purchase 1,136,000 ordinary shares issued to Go2Net at an exercise price of $12.80 per share and assuming the issuance of 397,580 ordinary shares issuable upon exercise of options granted to executive officers and directors within 60 days of May 31, 2000 at a weighted average exercise price of $24.20 per share.) and 16,415,069 ordinary shares outstanding immediately following the completion of this offering, together with applicable options and/or warrants for that shareholder.


                                             Shares Beneficially                   Shares Beneficially
                                           Owned Prior to Offering     Shares      Owned After Offering
                                           -----------------------      Being      --------------------
         Name of Beneficial Owner             Number      Percent      Offered      Number     Percent
------------------------------------------ -----------   ---------   -----------   --------   --------
Go2Net, Inc.(1) ..........................  2,032,057        12.4     2,032,057       0          0
 999 3rd Avenue, Suite 4700
 Seattle, WA 98104
Vulcan Ventures, Incorporated(2) .........    448,029         2.7       448,029       0          0
 110 110th Avenue N.E., Suite 550
 Bellevue, WA 98004
Microsoft Corporation(3) .................    707,965         4.3       707,965       0          0
 One Microsoft Way
 Redmond, WA 98052

------------
(1) Includes 869,057 ordinary shares held directly and 1,136,000 ordinary shares available upon exercise of a warrant. See "RISK FACTORS" for information regarding the transaction in which the ordinary shares were issued.
(2) Shares were purchased in a private placement.
(3) Shares were purchased on December 29, 1999 upon exercise of a warrant. See "RISK FACTORS" for information regarding the transaction in which the ordinary shares were issued.

                          DESCRIPTION OF SHARE CAPITAL

Description of Shares

Set forth below is a summary of the material provisions governing our share capital. This summary is not complete and should be read together with our Memorandum of Association and Articles of Association, copies of which have been filed as exhibits to the Registration Statement of which this prospectus forms a part subject to amendment of our Articles of Association from time to time.

As of May 31, 2000, our authorized share capital consisted of 40,000,000 ordinary shares, NIS 0.05 par value. As of May 31, 2000, there were 16,415,069 ordinary shares (assuming the net exercise of the Go2Net warrant and the exercise of directors' and executive officers' stock options) and no preferred shares issued and outstanding.

Description of Ordinary Shares

All issued and outstanding ordinary shares of Commtouch are, and the ordinary shares offered upon exercise of the Go2Net warrant when issued and paid for will be, duly authorized and validly issued, fully paid and nonassessable. The ordinary shares do not have preemptive rights. Neither our Memorandum of Association, Articles of Association nor the laws of the State of Israel restrict in any way the ownership or voting of ordinary shares by non-residents of Israel, except with respect to subjects of countries which are in a state of war with Israel.

Dividend and Liquidation Rights

The ordinary shares offered by this prospectus are entitled to their full proportion of any cash or share dividend declared from the date of this prospectus.

Subject to the rights of the holders of shares with preferential or other special rights that may be authorized, the holders of ordinary shares are entitled to receive dividends in proportion to the sums paid up or credited as paid up on account of the nominal value of their respective holdings of the shares in respect of which the dividend is being paid (without taking into account the premium paid up on the shares) out of assets legally available therefor and, in the event of our winding up, to share ratably in all assets remaining after payment of liabilities in proportion to the nominal value of their respective holdings of the shares in respect of which such distribution is being made, subject to applicable law. Our Board of Directors may declare interim dividends and recommend a final annual dividend only out of profits and in such amounts as the Board of Directors may determine. Declaration of the final annual dividend requires shareholder approval at a general meeting, which may reduce but not increase such dividend from the amount recommended by the Board of Directors.

In case of a share dividend, holders of shares can receive shares of a class whether such class existed prior thereto or was created therefor or shares of the same class that conferred upon the holders the right to receive such dividend.

Voting, Shareholder Meetings and Resolutions

Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Such rights may be affected by the future grant of any special voting rights to the holders of a class of shares with preferential rights. Any change in the registered capital of Commtouch, including the creation of a new class of shares with rights superior or inferior to existing classes of shares may be adopted by a "special resolution" (the resolution of the holders of 75 percent or more of the shares participating in a general meeting). Once the creation of a class of shares with preference rights has been approved, the Board of Directors may issue preferred shares, unless the Board is limited from doing so by the Articles of Association or a contractual provision.

An annual general meeting must be held once every calendar year at such time (not more than 15 months after the last preceding annual general meeting) and at such place, either within or outside the State of Israel, as may be determined by the Board of Directors. The quorum required for a general meeting of shareholders consists of at least two shareholders present in person or by proxy and holding, or representing, more than one-third of the voting rights of the issued share capital. A meeting adjourned for lack of a quorum may be adjourned to the same day in the next week at the same time and place, or to such time and place as the Chairman may determine with the consent of the holders of a majority of the shares present in person or by proxy and voting on the question of adjournment. At such reconvened meeting any two shareholders present in person or by proxy (and not in default under the articles) will constitute a quorum.


Most shareholder resolutions, including resolutions for the election of directors, the declaration of dividends, the appointment of auditors or the approval of transactions with Office Holders as required by the Companies Law, will be deemed adopted if approved by the holders of a majority of the voting power represented at the meeting, in person or by proxy, and voting thereon. According to the Company's Articles of Association, certain corporate actions such as making changes in the capital structure of Commtouch (such as a reduction of capital, increase of capital or share split) and authorizing a new class of shares or changing special rights of a class of shares must be approved by a "special resolution" and will be deemed adopted only if approved by the holders of not less than 75 percent of the voting power represented in person or by proxy at the meeting and voting thereon, and in some cases 75 percent of the voting power of the affected class of shares.

Anti-Takeover Provisions Under Israeli Law

Under the Companies Law, a merger is generally required to be approved by the shareholders and board of directors of each of the merging companies. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required. The Companies Law provides that the articles of association of companies, such as ours, that were incorporated prior to February 1, 2000 are deemed to include a provision whereby the approval of a merger requires a majority of three quarters of those present and voting at a general meeting of shareholders. In addition, a merger can be completed only after all approvals have been submitted to the Israeli Registrar of Companies and at least seventy days have passed from the time that a proposal for approval of the merger was filed with the Registrar.

The Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% shareholder of the company. This rule does not apply if there is already another 25% shareholder of the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of tender offer if as a result of the acquisition the purchaser would become a 45% shareholder of the company, unless someone else already holds a majority of the voting power of the company. These rules do not apply if the acquisition is made by way of a merger. Regulations promulgated under the Companies Law provide that these tender offer requirements do not apply to companies whose shares are listed for trading outside of Israel if, according to the law in the country in which the shares are traded, including the rules and regulations of the stock exchange on which the shares are traded, either:

    * there is a limitation on acquistion of any level of control of the company; or

    * the acquisition of any level of control requires the purchaser to do so by means of a tender offer to the public.

Finally, Israeli tax law treats specified acquisitions, including a stock-for-stock swap between an Israeli company and a foreign company, less favorably than does U.S. tax law. For example, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to immediate taxation.

Transfer of Shares and Notices

Fully paid ordinary shares are issued in registered form and may be transferred freely. Each shareholder of record is entitled to receive at least seven days' prior notice of shareholder meetings. A special resolution can be adopted only if shareholders are given 21 days' prior notice of the meeting at which such resolution will be voted on (unless all shareholders entitled to vote agree that the meeting may be held on a shorter notice period). For purposes of determining the shareholders entitled to notice and to vote at such meeting, the Board of Directors may fix the record date not exceeding 90 days prior to the date of any general meeting.

Modification of Class Rights

If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by our Articles of Association) may be modified or abrogated by Commtouch by a special resolution subject to the consent in writing of the holders of the issued shares of the class, or by the adoption of a special resolution passed at a separate general meeting of the holders of the shares of such class.

Description of Warrant Offered in This Prospectus

In connection with the Customized Web-based Email Service Agreement entered into between Commtouch's U.S. subsidiary and Go2Net, Commtouch issued to Go2Net a fully vested, non-foreitable, warrant to purchase 1,136,000 ordinary shares at a per-share exercise price of $12.80, subject to adjustment as provided in the warrant. The warrant is exercisable at any time until it expires on July 16, 2004. At Go2Net's option, the warrant is exercisable pursuant to a cashless exercise based on the average closing price of the ordinary shares for the five days preceding the exercise. The Company extended registration rights to Go2Net covering the warrant and the shares issuable upon exercise of the warrant.

General

Prior to this offering, there has been no public market for the warrant and no such market is likely to develop upon completion of the offering. The terms of the warrant were negotiated between the Company and Go2Net. The sale price of the warrant in this offering will be determined solely by Go2Net in negotiation with any prospective purchaser. The terms of the warrant are not related to the Company's asset value, earnings, book value or other such criteria of value. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holder of the warrant can be expected to exercise it at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the warrant.

Go2Net and its transferee(s) may be deemed to be "underwriters" under the Securities Act with respect to the sale of the shares and the warrant, and any profit realized upon the sale of the shares and warrant may deemed to be additional underwriting compensation.

Antidilution Provisions

The holder of the warrant is given the opportunity to profit from a rise in the market price of the ordinary shares and the warrant. To the extent that the warrant is exercised, dilution of the interests of the Company's shareholders will occur. In addition, the warrant includes provisions which adjust the exercise and price upon the occurence of certain events.

The warrant provides that Go2Net or its permitted assigns, is entitled to purchase up to 1,136,000 fully paid and nonassessable ordinary shares at the price of $12.80 per share. The warrant is exercisable, in whole or in part, at any time and from time to time on and after July 16, 1999 through July 16, 2004 upon presentation and surrender at the principal office of the Company and payment of the exercise price.

The warrant has a net exercise feature under which the exercise price may be paid by authorizing the Company to withhold the number of shares being exercised whose fair market value equals the aggregate exercise price of the portion of the warrant being exercised. The net exercise feature is available as long as the ordinary shares remain publicly traded or in the event of a merger or consolidation of the Company with or into an unaffiliated entity in which the shareholders of the Company own less than 50% of the voting securities of the survivor, or the sale, transfer or lease (except for a transfer or lease by pledge or mortgage to bona fide lender) of all or substantially all of the assets of the Company to an unaffiliated entity.

"Fair market value" means, (i) if the shares are listed on a national stock exchange or the Nasdaq National Market, the average of the closing prices for the five trading days immediately prior to the date of determination, or (ii) if the shares are not so listed, the average of the closing bid and asked prices in the over-the-counter market for the five trading day's immediately prior to the date of the determination, as furnished by a national quotation service or the principal broker making a market in the shares. In a merger or consolidation, fair market value means the merger consideration or other value to be received by the Company's shareholders.

The holder of the warrant is required to avoid becoming a 10% or greater shareholder of the Company as a result of any exercise of the warrant. The holder is also required to cooperate with the Company so as to minimize adverse Israeli tax consequences.

Both the number of shares issuable upon exercise of the warrant and the exercise price will be ratably adjusted if any of the following events occur before the warrant is exercised:

    * the Company issues additional ordinary shares or any rights, options, warrants or other securities exercisable for or convertible into shares at a total consideration per share of less than the warrant exercise price per share. Options granted to employees and others under compensatory or stock option plans would not trigger such adjustments.

    * the Company combines all of the outstanding shares into a smaller number of shares, in which case the exercise price will be proportionately increased and the number of shares subject to the warrant will be proportionately decreased.

    * the Company declares a dividend or other distribution payable in shares or subdivides its shares into a greater number, in which case the exercise price will be proportionately decreased. The number and kind of shares available on exercise will be adjusted so that the holder will be entitled to receive the same amount and kind of dividend or distribution had the holder been a record holder of shares on any record date with respect to such dividend or distribution, and on the same terms on which the dividend or distribution was made. If the distribution involves rights, warrants, options, or any other convertible security and the exercise or conversion rights would expire prior to exercise of the warrant, the holder is entitled to exercise such rights for 30 days after exercising the warrant.

    * In the event of a merger, a reorganization or reclassification of the Company's capital stock or sale of substantially all of the Company's assets, the holder will be entitled to the same consideration which he or she would have received if the warrant had been exercised and shares issued prior to such event.

The Company agreed to file a registration statement with respect to the warrant and the shares offered under this prospectus as soon as practicable and in no event later than February 1, 2000. This registration statement is filed pursuant to that agreement and initially became effective on January 7, 2000.

Holders of the warrant are not entitled to vote or receive dividends or be deemed the holder of ordinary shares or have any other rights of a shareholder of the Company until the warrant has been exercised and the shares shall have become deliverable to the holder. Transferee(s) of the warrant also will be subject to the same terms of the warrant as if such transferee(s) were the original holder.

Description of Other Warrants

Commtouch, Commtouch's U.S. subsidiary and Microsoft Corporation entered into an Email Services Agreement dated October 26, 1999. Under this agreement, Commtouch, Commtouch's U.S. subsidiary will, at Microsoft's option, customize, host and maintain email services for Microsoft websites in the U.S. and internationally. Microsoft will pay one-time fees for the set-up and customization of the email service for each website with respect to which Microsoft chooses to use our services, as well as quarterly service fees for the email service based on the number of mailboxes hosted. The term of the agreement shall continue for 12 months after the first commercial distribution date of the email service and Microsoft may extend the initial term on a quarterly or annual basis upon 60 days prior written notice. The agreement may be terminated by Microsoft for convenience upon 90 days' prior written notice, or by either party upon a material breach by the other party upon the terms specified in the agreement. In connection with the agreement, Commtouch granted Microsoft a warrant, exercisable until December 29, 1999, to purchase 707,965 of Commtouch's ordinary shares at an exercise price of $28.25 per share for an aggregate exercise price of $20.0 million. On December 29, 1999, Microsoft exercised the warrant and now holds 707,965 ordinary shares. We agreed to register the resale of these shares with the Commission. The registration statement, of which this prospectus is a part, initially became effective on January 7, 2000.

As of December 31, 1999, Commtouch had outstanding a warrant to purchase 4,860 ordinary shares issued to a consultant. This warrant was net exercised into 4,461 ordinary shares in January 2000.

Registration Rights

The holders of convertible preferred shares which were converted into 7,109,800 ordinary shares (the "Registrable Securities") upon effectiveness of the initial public offering, which include certain of the Selling Shareholders, have certain rights to register those shares under the Securities Act. If requested by holders of a majority of the Registrable Securities after the second anniversary of the date of the initial public offering, Commtouch must file a registration statement under the Securities Act covering all Registrable Securities requested to be included by all holders of such Registrable Securities. Commtouch may be required to effect up to two such registrations. Commtouch has the right to delay any such registration for up to 120 days under certain circumstances, but not more than once during any 12-month period.

In addition, if Commtouch proposes to register any of its ordinary shares under the Securities Act other than in connection with a company employee benefit plan or a corporate reorganization pursuant to Rule 145 under the Securities Act, or a registration on any registration form that does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the holders of Registrable Securities may require Commtouch to include all or a portion of their shares in such registration, although the managing underwriter of any such offering has certain rights to limit the number of shares in such registration.

Further, a majority of the holders of Registrable Securities may require Commtouch to register all or any portion of their Registrable Securities on Form F-3 when such form becomes available to Commtouch, subject to certain conditions and limitations. All expenses incurred in connection with all registrations (other than fees, expenses and disbursements of counsel retained by the holders of the Registrable Shares, and underwriters' and brokers' discounts and commissions) will be borne by Commtouch.

The registration rights described in the preceding three paragraphs expire five years after the closing date of our initial public offering.

In addition, the Company granted registration rights to Go2Net, Vulcan Ventures and Microsoft pursuant to which their holdings in the Company were registered on January 7, 2000 pursuant to a registration statement of which this prospectus is a part.

Access to Information

We file reports with the Israeli Registrar of Companies regarding our registered address, our registered capital, our shareholders of record and the number of shares held by each, the identity of the directors and details regarding security interests on our assets. In addition, Commtouch must file with the Israeli Registrar of Companies its Articles of Association and a copy of any special resolution adopted by a general meeting of shareholders. The information filed with the Registrar of Companies is available to the public. In addition to the information available to the public, our shareholders are entitled, upon request, to review and receive copies of all minutes of meetings of our shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Norwest Bank Minnesota, N.A.

                         SHARES ELIGIBLE FOR FUTURE SALE


Future sales of substantial amounts of our ordinary shares in the public market, or the possibility of these sales occurring, could adversely affect prevailing market prices for our ordinary shares or our future ability to raise capital through an offering of equity securities. As of May 31, 2000 we had 16,415,069 ordinary shares outstanding (assuming the issuance of 368,270 ordinary shares upon the assumed net exercise at an assumed share price of $18.94 per share of the in-the-money warrant to purchase 1,136,000 ordinary shares issued to Go2Net at an exercise price of $12.80 per share and assuming the issuance of 397,580 ordinary shares issuable upon exercise of options granted to executive officers and directors within 60 days of May 31, 2000 at a weighted average exercise price of $24.20 per share.). The 3,450,000 ordinary shares sold in our initial public offering and the 1,344,086 ordinary shares and the warrant exercisable for 1,136,000 ordinary shares of Go2Net and Vulcan Ventures, as well as the 707,965 ordinary shares of Microsoft, all of which are offered hereby, are freely tradable in the public market without restriction under the Securities Act, unless the shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act.

The remaining ordinary shares outstanding upon completion of this offering will be "restricted securities" as that term is defined under Rule 144. We issued and sold these restricted securities in private transactions in reliance on exemptions from registration under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below.

Shares Subject to Restrictions

In addition to the restrictions imposed by the securities laws, 863,780 restricted shares were issued to certain Commtouch employees under agreements which give Commtouch Inc. a repurchase option on any unvested shares. The repurchase option lapses ratably over time. As of May 31, 2000, approximately 358,999 ordinary shares are subject to repurchase.

Shares Subject to Restriction under Rule 144

Most of the restricted shares are subject to certain volume and other resale restrictions pursuant to Rule 144 because the holders are affiliates of Commtouch. In general, under Rule 144, an affiliate of Commtouch, or a person (including a group of related persons whose shares must be aggregated under the Rule) who has beneficially owned restricted shares for at least one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of

   * 1% of the then outstanding ordinary shares (approximately 164,150 shares immediately following completion of the offering, assuming net exercise of the Go2Net warrant upon the assumptions noted above), or

   * the average weekly trading volume during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission.

Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about Commtouch. A person who was not an affiliate of Commtouch for 90 days before the sale and who has beneficially owned the shares for at least two years may sell under Rule 144(k) without regard to the above limitations.

Registration Rights

Some of our shareholders have contractual rights which require us to register their shares with the Commission. Pursuant to the registration rights of Go2Net, Vulcan Ventures and Microsoft, the Company filed the registration statement of which this prospectus is a part. In addition, the holders of an additional approximately 4,516,040 ordinary shares have registration rights under certain circumstances.


Shares Under Employee Benefit Plans

On January 20, 2000, we filed a Form S-8 registration statement under the Securities Act to register 5,400,000 ordinary shares issuable in connection with option exercises and shares reserved for issuance under all stock plans and agreements as well as 150,000 ordinary shares under the Company's Employee Stock Purchase Plan which the Company may issue to employees from time to time. The Company also may issue employee and director stock options from time to time. Such options are subject to vesting periods after which the shares may be resold by the holders, subject to Rule 144 limitations if the holder is an affiliate. Of 3,227,316 options issued, 226,951 option shares were vested and unexercised as of May 31, 2000 and 1,185,055 options had been exercised.

                              PLAN OF DISTRIBUTION

The Selling Securityholders may sell, directly or through brokers, the ordinary shares and warrant in one or more long or short transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

The Selling Securityholders may offer their shares and the warrant in one or more of the following transactions:

* On any national securities exchange or quotation service on which the ordinary shares may be listed or quoted at the time of sale, including the Nasdaq National Market;

* In the over-the-counter market;

* In private transactions;

* Through options or other derivative instruments;

* By pledge to secure debts or other obligations;

* Through block transactions;

* Any other legally available means; or

* A combination of any of the above transactions.

In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the shares within the meaning of the Securities Act, although the offering of these securities may not be underwritten by a broker-dealer firm. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders. Any such commissions and profits realized on any resale of the shares and warrant might be deemed to be underwriting discounts and commissions under the Securities Act. Sales in the market may be made to broker-dealers making a market in the ordinary shares or other broker-dealers, and such broker-dealers, upon their resale of such securities, may be deemed to be underwriters in this offering.

The Company will bear all costs and expenses of the registration under the Securities Act and certain state securities laws of the ordinary shares and warrant, other than any discounts or commissions payable with respect to sales of such securities. We estimate that our expenses in connection with this offering will be approximately $500,000.

From time to time this prospectus may be supplemented or amended as required by the Securities Act. During any time when a supplement or amendment is required, the Selling Securityholders are required to stop making sales until the prospectus has been supplemented or amended. Further, the Company is required to maintain the effectiveness of the Registration Statement during the period ending on (i) the date the warrant is fully exercised and all the ordinary shares offered by this prospectus, including the shares available on exercise of the warrant, are sold or (ii) two years from the date of our initial public offering, whichever occurs first.

We will make copies of this prospectus available to the Selling Securityholders and have informed the Selling Securityholders of the need for delivery of a copy of this prospectus to each purchaser of the ordinary shares or the warrant prior to or at the time of such sale.

Pursuant to the terms under which the ordinary shares and the warrant were issued to the Selling Securityholders, the Company has agreed to indemnify the Selling Securityholders and any underwriter against such liabilities as they may incur as a result of any untrue statement of a material fact in the Registration Statement of which this prospectus is a part, or any omission herein or therein to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities under the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws and the rules thereunder, but excludes liabilities for statements or omissions that were based on information provided by the Selling Securityholders, as to which they have agreed to indemnify the Company and any underwriter.

Each Selling Securityholder and any other persons participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, Selling Securityholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.


                                  LEGAL MATTERS

Certain legal matters with respect to United States law are being passed upon for Commtouch by McCutchen, Doyle, Brown & Enersen, LLP, Palo Alto, California. The validity of the ordinary shares offered hereby is being passed upon for Commtouch by Naschitz, Brandes & Co., Tel-Aviv, Israel. The partners of Naschitz, Brandes & Co. and McCutchen, Doyle, Brown & Enersen, LLP beneficially own, in the aggregate, less than 1% of the outstanding shares of the Company.


                                     EXPERTS

Kost, Forer & Gabbay, a member of Ernst & Young International, independent auditors, have audited our consolidated financial statements included in our Annual report on Form 20-F for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Kost, Forer and Gabbay's report, given on their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-1 (as amended by an amendment filed on Form F-3) with the SEC for the shares and warrant we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We are required to file annual and special reports and other information with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call (212) 656-5060. Information contained on the Commtouch websites does not constitute part of this prospectus.

We are subject to certain of the informational requirements of the Exchange Act. We, as a "foreign private issuer," are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations and our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in
Section 16 of the Exchange Act, with respect to their purchases and sales of ordinary shares. In addition, we are not required to file quarterly reports or to file annual and current reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the Securities and Exchange Commission, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements that will be examined and reported on, with an opinion expressed by an independent accounting firm, as well as quarterly reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year, within 60 days after the end of each such quarter.

                      INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the Commission. Information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by this prospectus or by information we file with the Commission in the future.

The following documents are incorporated by reference:

    (a) Our Annual Report on Form 20-F for the fiscal year ended December 31, 1999;

    (b) Our report on Form 6-K for the quarter ended March 31, 2000; and

    (c) The description of our ordinary shares contained in the registration statement under the Exchange Act on Form 8-A as filed with the Commission on June 25, 1999, and any subsequent amendment or report filed for the purpose of updating this description.

In addition, all subsequent annual reports filed on Form 20-F prior to the termination of this offering are incorporated by reference into this prospectus. Also, we may incorporate by reference our future reports on Form 6-K by stating in those Forms that they are being incorporated by reference into this prospectus.

We  will  provide  without charge to any person (including any beneficial owner)
to whom this prospectus has been delivered, upon oral or written request, a copy of any document incorporated by reference in this prospectus but not delivered with the prospectus (except for exhibits to those documents unless a document states that one of its exhibits is incorporated into the document itself). Such requests should be directed to James E. Collins, Chief Financial Officer, c/o Commtouch Inc., 3945 Freedom Circle, Suite 400, Santa Clara, California 95054. Our telephone number at this location is (408) 653-4330. After July 31, 2000 such requests should be directed to James E. Collins, Chief Financial Officer, c/o Commtouch Inc., 2029 Stierlin Court, Mountain View,
California     94043-4655.     Our     corporate     website     address     is
http://www.commtouch.com. The information on our website is not intended to be a part of this prospectus.

                       ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in Israel, and most of our directors and many of the executive officers and the Israeli experts named herein are not residents of the United States and substantially all of their assets and our assets are located outside the United States. Service of process upon our non-U.S. resident directors and executive officers or the Israeli experts named herein and enforcement of judgments obtained in the United States against us, and our directors and executive officers, or the Israeli experts named herein, may be difficult to obtain within the United States. Commtouch Inc. is the U.S. agent authorized to receive service of process in any action against us arising out of this offering or any related purchase or sale of securities. We have not given consent for this agent to accept service of process in connection with any other claim.

We have been informed by our legal counsel in Israel, Naschitz, Brandes & Co., that there is doubt as to the enforceability of civil liabilities under the Securities Act or the Exchange Act in original actions instituted in Israel. However, subject to certain time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

    * the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

    * the judgment is no longer appealable,

    * the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

    * the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. An Israeli court also will not declare a foreign judgment enforceable if (i) the judgment was obtained by fraud, (ii) there was no due process, (iii) the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel, (iv) the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or (v) at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel. Judgments rendered or enforced by Israeli courts will generally be payable in Israeli currency. Judgment debtors bear the risk associated with converting their awards into foreign currency, including the risk of unfavorable exchange rates.

                            2,052,051 Ordinary Shares
                  Warrant to Purchase 1,136,000 Ordinary Shares
           1,136,000 Ordinary Shares Issuable Upon Exercise of Warrant




                            COMMTOUCH SOFTWARE LTD.



                               [GRAPHIC OMITTED]



                            -----------------------
                                   PROSPECTUS

                            -----------------------




                                        , 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by the Company (the "Registrant") in connection with the offering of the securities being registered. All of the amounts are estimates except for the SEC registration fee and the Nasdaq National Market filing fee.


         SEC registration fee ...............................  $   21,695
         Nasdaq National Market filing fee ..................      17,500
         Blue Sky fees and expenses .........................      10,000
         Printing and engraving expenses ....................      50,000
         Israeli Stamp Duty .................................     145,408*
         Legal fees and expenses ............................     100,000
         Accounting fees and expenses .......................     100,000
         Transfer agent and registrar fees and expenses .....      10,000
         Miscellaneous expenses .............................      45,397
                                                               ----------
            Total ...........................................  $  500,000
                                                               ==========
          ------------
          * Payable only upon exercise of the warrant.


Item 15. Indemnification of Directors and Officers.

Israeli law permits a company to insure an Office Holder in respect of liabilities incurred by him or her as a result of the breach of his or her duty of care to the company or to another person, or as a result of the breach of his or her fiduciary duty to the company, to the extent that he or she acted in good faith and had reasonable cause to believe that the act would not prejudice the company. A company can also insure an Office Holder for monetary liabilities as a result of an act or omission that he or she committed in connection with his or her serving as an Office Holder. Moreover, a company can indemnify an Office Holder for (a) monetary liability imposed upon him or her in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator's decision approved by a court and (b) reasonable litigation expenses, including attorneys' fees, actually incurred by him or her or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of the company or other persons, or in connection with a criminal action which does not require criminal intent in which he or she was convicted, in each case in connection with his or her activities as an Office Holder.

Our Articles of Association allow us to insure and indemnify Office Holders to the fullest extent permitted by law provided such insurance of indemnification is approved by our Audit Committee. Pursuant to these provisions, we have in effect insurance policies in the amount of US $25 million covering our directors and officers. The Registration Rights Agreement which we entered into with Go2Net and Vulcan (filed as an exhibit to this registration statement), contains certain provisions relating to indemnification of our directors and officers.

Certain members of our management team are officers of our subsidiary, Commtouch Inc., a California Corporation, or reside in California. The Articles of Incorporation of Commtouch Inc. provide that the liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law and that the corporation is authorized to provide for the indemnification of agents of the corporation, as defined in
Section 317 of the California General Corporation Law, in excess of that expressly permitted by Section 317 for breach of duty to the corporation and its shareholders to the fullest extent permissible under California law.


With  respect to all  proceedings  other than  shareholder  derivative  actions,
Section 317 permits a California corporation to indemnify any of its directors, officers or other agents only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. In the case of derivative actions, a California corporation may indemnify any of its directors, officers or agents only if such person acted in good faith and in a manner such person believed to be in the best interests of the corporation and its shareholders. Furthermore, in derivative actions, no indemnification is permitted (i) with respect to any matter with respect to which the person to be indemnified has been held liable to the corporation, unless such indemnification is approved by the court; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; or
(iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. To the extent that a director, officer or agent of a corporation has been successful on the merits in defense of any proceeding for which indemnification is permitted by Section 317, a corporation is obligated by Section 317 to indemnify such person against expenses actually and reasonably incurred in connection with the proceeding.

Pursuant to the terms under which the ordinary shares and the warrant were issued to the Selling Securityholders, the Company has agreed to indemnify the Selling Securityholders and any underwriter against such liabilities as they may incur as a result of any untrue statement of a material fact in the Registration Statement, or any omission therein to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities under the Securities Act, the Exchange Act, state securities laws and the rules thereunder, but excludes liabilities for statements or omissions that were based on information provided by Go2Net or Vulcan Ventures, as to which the Selling Securityholders have agreed to indemnify the Company and any underwriter. The Company has also agreed to indemnify Go2Net and Vulcan Ventures against withholding tax, tax on capital gains, dividends or other income, any transfer tax, stamp duty or similar tax, or any other form of tax, assessment or imposition imposed by the State of Israel with respect to their acquisition and subsequent sale of the ordinary shares and the warrant as well as certain other matters, including the requirement to pay additional amounts to reimburse Go2Net and Vulcan Ventures for any U.S. taxes on the amount of such indemnity.

Item 16. Exhibits.



  Exhibit
  Number                                       Description of Document
----------   -------------------------------------------------------------------------------------------
    3.1      Memorandum of Association of the Registrant.(1)
    3.2      Articles of Association of the Registrant.(1)
    4.1      Specimen Certificate of Ordinary Shares.(1)
    4.2      Amended and Restated Registration Rights Agreement dated as of April 19, 1999.(1)
  4.2.1      Amendment No. 1 to Amended and Restated Registration Rights Agreement dated as of
             December 29, 1999.(4)
  4.2.2      Amendment No. 2 to Amended and Restated Registration Rights Agreement dated as of
             March 10, 2000.(5)
    4.3      Form of Tag-Along Rights (Right of First Refusal and Co-Sale) Agreement dated as of
             December 23, 1998.(1)
    4.4      Form of Drag-Along Letter dated as of April 15, 1999.(1)
    5.1      Opinion of Naschitz, Brandes & Co., Israeli counsel to the Registrant, as to certain legal matters with respect to the legality of the shares.
   10.1      Registrant's 1996 CSI Stock Option Plan and forms of agreements thereunder.(1)
   10.2      Registrant's form of Stock Option Agreement for Israeli Employees.(1)
   10.3      Registrant's 1999 Stock Option Plan and form of agreement thereunder.(1)
   10.4      Commtouch Software Ltd. 1999 Nonemployee Directors Stock Option Plan.(1)
   10.5      Commtouch Software Ltd. 1999 Employee Stock Purchase Plan and forms thereunder.(1)
   10.6      Sublease between ASCII of America, Inc. and Commtouch for Commtouch's offices in
             Santa Clara, California, dated December 16, 1998.(1)
   10.7      Lease between DeAnza Building and Commtouch for Commtouch's offices in Sunnyvale,
             California, dated February 5, 1996, as amended.(1)
   10.8      Form of Letter Agreement between the Registrant and U.S. Bancorp Piper Jaffray.(2)


                                      II-2



   Exhibit

   Number                                         Description of Document
------------   ---------------------------------------------------------------------------------------------
   10.9        Form of Customized Web-based Email Service Agreement by and between Go2Net, Inc.
               and the Registrant.(3)
 10.9.1        Form of Share Warrant for Go2Net, Inc. to purchase ordinary shares of the Registrant.(3)
 10.9.2        Form of Share Warrant for Microsoft Corporation to purchase ordinary shares of the
               Registrant dated October 26, 1999.(4)
 10.9.3        Amendment dated December 29, 1999 to Form of Share Warrant for Microsoft
               Corporation to purchase ordinary shares of the Registrant.(4)
 10.9.4        Lockup Agreement between the Registrant and Microsoft Corporation dated December 29,
               1999.(4)
   10.10       Form of Share Purchase Agreement by and among the Registrant, Go2Net, Inc. and
               Vulcan Ventures Incorporated.(3)
10.10.1        Form of Registration Rights Agreement by and among the Registrant, Go2Net, Inc. and
               Vulcan Ventures Incorporated.(3)
10.10.2        Form of Letter Agreement between the Registrant and Selling Securityholders extending deadline for SEC registration.(4)
   21.1        Subsidiaries of the Registrant.(1)
   23.1        Consent of Kost, Forer & Gabbay, independent auditors.*
   23.2        Consent of Naschitz, Brandes & Co. (contained in Exhibit 5.1)
   23.3        Consent of McCutchen, Doyle, Brown & Enersen, LLP.
   24.1        Power of Attorney of directors and certain officers of the Registrant.
   99.1        Press Release of the Registrant, dated July 7, 1999.(2)
   99.2        Memorandum of Understanding between the Registrant, Go2Net, Inc. and Vulcan Ventures
               Incorporated, dated July 7, 1999.(2)


------------
(1) Incorporated by reference to similarly numbered exhibit in Amendment No. 1 to Registration Statement on Form F-1 of Commtouch Software Ltd., File No. 333-78531.
(2) Incorporated by reference to similarly numbered exhibit in Amendment No. 4 to Registration Statement on Form F-1 of Commtouch Software Ltd., File No. 333-78531.
(3) Incorporated by reference to similarly numbered exhibit in Amendment No. 5 to Registration Statement on Form F-1 of Commtouch Software Ltd., File No. 333-78531.
(4) Filed with Pre-Effective Amendment No. 1 to Registration Statement.
(5) Incorporated by reference to similarly numbered exhibit in Amendment No. 2 to Registration Statement on Form F-1 of Commtouch Software Ltd., File No. 333-89773, filed March 28, 2000.
 * Filed herewith, remaining exhibits previously filed.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

    (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any other material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.



(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, state of California, on July 26, 2000.

                                          COMMTOUCH SOFTWARE LTD.


                                          By:     /s/ JAMES E. COLLINS*
                                             -----------------------------
                                                     James E. Collins
                                                  Chief Financial Officer


Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             Name                                Title                         Date
-----------------------------   ---------------------------------------   --------------
    /s/ GIDEON MANTEL*          Chief Executive Officer and Director      July 26, 2000
---------------------------       (Principal Executive Officer)
           Gideon Mantel


    /s/ JAMES E. COLLINS*       Chief Financial Officer (Principal        July 26, 2000
---------------------------        Financial Officer)
        James E. Collins


    /s/ DEVYANI PATEL*          Controller                                July 26, 2000
---------------------------
        Devyani Patel

    /s/ AMIR LEV*               Director                                  July 26, 2000
---------------------------
        Amir Lev

    /s/ ALLAN C. BARKAT*        Director                                  July 26, 2000
---------------------------
        Allan C. Barkat

    /s/ YAIR SAFRAI*            Director                                  July 26, 2000
---------------------------
        Yair Safrai

    /s/ THOMAS CAMP*            Director                                  July 26, 2000
---------------------------
        Thomas Camp

    /s/ RICHARD SORKIN*         Director                                  July 26, 2000
---------------------------
        Richard Sorkin

    /s/ JAMES E. COLLINS        *Individually and as Attorney-in-fact     July 26, 2000
---------------------------      and Authorized U.S. Representative
         James E. Collins




                                      II-5



                                  Exhibit Index


  Exhibit
  Number                                         Description of Document
----------   -----------------------------------------------------------------------------------------------
    3.1      Memorandum of Association of the Registrant.(1)
    3.2      Articles of Association of the Registrant.(1)
    4.1      Specimen Certificate of Ordinary Shares.(1)
    4.2      Amended and Restated Registration Rights Agreement dated as of April 19, 1999.(1)
  4.2.1      Amendment No. 1 to Amended and Restated Registration Rights Agreement dated as of
             December 29, 1999.(4)
  4.2.2      Amendment No. 2 to Amended and Restated Registration Rights Agreement dated as of
             March 10, 2000.(5)
    4.3      Form of Tag-Along Rights (Right of First Refusal and Co-Sale) Agreement dated as of
             December 23, 1998.(1)
    4.4      Form of Drag-Along Letter dated as of April 15, 1999.(1)
    5.1      Opinion of Naschitz, Brandes & Co., Israeli counsel to the Registrant, as to certain legal matters with respect to the legality of the shares.
   10.1      Registrant's 1996 CSI Stock Option Plan and forms of agreements thereunder.(1)
   10.2      Registrant's form of Stock Option Agreement for Israeli Employees.(1)
   10.3      Registrant's 1999 Stock Option Plan and form of agreement thereunder.(1)
   10.4      Commtouch Software Ltd. 1999 Nonemployee Directors Stock Option Plan.(1)
   10.5      Commtouch Software Ltd. 1999 Employee Stock Purchase Plan and forms thereunder.(1)
   10.6      Sublease between ASCII of America, Inc. and Commtouch for Commtouch's offices in
             Santa Clara, California, dated December 16, 1998.(1)
   10.7      Lease between DeAnza Building and Commtouch for Commtouch's offices in Sunnyvale,
             California, dated February 5, 1996, as amended.(1)
   10.8      Form of Letter Agreement between the Registrant and U.S. Bancorp Piper Jaffray.(2)
   10.9      Form of Customized Web-based Email Service Agreement by and between Go2Net, Inc.
             and the Registrant.(3)
 10.9.1      Form of Share Warrant for Go2Net, Inc. to purchase ordinary shares of the Registrant.(3)
 10.9.2      Form of Share Warrant for Microsoft Corporation to purchase ordinary shares of the
             Registrant dated October 26, 1999.(4)
 10.9.3      Amendment dated December 29, 1999 to Form of Share Warrant for Microsoft
             Corporation to purchase ordinary shares of the Registrant.(4)
 10.9.4      Lockup Agreement between the Registrant and Microsoft Corporation dated December 29,
             1999.(4)

   10.10     Form of Share Purchase Agreement by and among the Registrant, Go2Net, Inc. and
             Vulcan Ventures Incorporated.(3)
10.10.1      Form of Registration Rights Agreement by and among the Registrant, Go2Net, Inc. and
             Vulcan Ventures Incorporated.(3)
10.10.2      Form of Letter Agreement between the Registrant and Selling Securityholders extending deadline for SEC registration.(4)
   21.1      Subsidiaries of the Registrant.(1)
   23.1      Consent of Kost, Forer & Gabbay, independent auditors.*



 Exhibit
 Number                                   Description of Document
--------   -------------------------------------------------------------------------------------
23.2       Consent of Naschitz, Brandes & Co. (contained in Exhibit 5.1)
23.3       Consent of McCutchen, Doyle, Brown & Enersen, LLP.
24.1       Power of Attorney of directors and certain officers of the Registrant.
99.1       Press Release of the Registrant, dated July 7, 1999.(2)
99.2       Memorandum of Understanding between the Registrant, Go2Net, Inc. and Vulcan Ventures
           Incorporated, dated July 7, 1999.(2)

------------
(1) Incorporated by reference to similarly numbered exhibit in Amendment No. 1 to Registration Statement on Form F-1 of Commtouch Software Ltd., File No. 333-78531.
(2) Incorporated by reference to similarly numbered exhibit in Amendment No. 4 to Registration Statement on Form F-1 of Commtouch Software Ltd., File No. 333-78531.
(3) Incorporated by reference to similarly numbered exhibit in Amendment No. 5 to Registration Statement on Form F-1 of Commtouch Software Ltd., File No. 333-78531.
(4) Filed with Pre-Effective Amendment No. 1 to Registration Statement.
(5) Incorporated by reference to similarly numbered exhibit in Amendment No. 2 to Registration Statement on Form F-1 of Commtouch Software Ltd., File No. 333-89773, filed March 28, 2000.
 *  Filed herewith, remaining exhibits previously filed.